Exhibit 99.1

Contacts:	Investors:

Meg McGilley Chief Financial Officer (858) 480-0402

Rob Whetstone PondelWilkinson, Inc. (310) 279-5963

Media:

Anne de Schweinitz Michele Parisi Manning, Selvage & Lee (212) 468-3779
SOMAXON PHARMACEUTICALS ANNOUNCES ACCEPTANCE
FOR FILING OF NEW DRUG APPLICATION FOR
SILENOR™ FOR THE TREATMENT OF INSOMNIA
SAN DIEGO, CA — April 15, 2008 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced that the U.S. Food and Drug Administration (FDA) has notified the company that it has accepted for filing the company’s New Drug Application (NDA) for SILENOR™ (doxepin hydrochloride). Somaxon is seeking marketing approval of SILENOR™ for the treatment of insomnia.
Acceptance of the filing means that FDA has made a threshold determination that the NDA is sufficiently complete to permit a substantive review. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, the NDA is considered filed as of March 31, 2008, and Somaxon expects that the FDA will complete its review and provide an action letter with respect to the NDA by December 1, 2008.
“We are pleased that the FDA has accepted our application for filing and we look forward to working with them as we seek approval for SILENOR™ for the treatment of insomnia,” said David F. Hale, Somaxon’s executive chairman and interim chief executive officer. “While acceptance for filing of an NDA does not assure approval, we believe that the improvements in sleep onset, sleep maintenance and sleep duration and the favorable safety and tolerability profile demonstrated by our clinical development program will be sufficient to support a determination by the FDA that SILENOR™ can be approved for the treatment of insomnia.”
About the SILENOR™ NDA and Background of the Development Program
Somaxon submitted the NDA for SILENOR™ under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA. The NDA was submitted on January 31, 2008 in accordance with the FDA’s electronic Common Technical Document (eCTD) specifications.
The NDA includes the data from Somaxon’s completed clinical development program for SILENOR™, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of SILENOR™ for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints. Four of these were Phase 3 clinical trials. The following summarizes the results from these Phase 3 clinical trials:
▪	In a 229-subject clinical trial to evaluate SILENOR™ in the treatment of adults with chronic insomnia in a sleep laboratory setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS) and Total Sleep Time (TST).

▪	In a 565-subject clinical trial to evaluate SILENOR™ in the treatment of healthy adults experiencing transient insomnia in a sleep laboratory setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, TST and Latency to Sleep Onset (LSO).

▪	In a 255-subject clinical trial to evaluate SILENOR™ in the treatment of elderly patients with primary sleep maintenance insomnia in an outpatient setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of subjective Total Sleep Time (sTST), as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.

▪	In a 240-subject clinical trial to evaluate the long-term use of SILENOR™ in elderly patients in both the sleep laboratory and outpatient settings, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of WASO, as well as a range of secondary endpoints including TST, Sleep Efficiency, sTST, and LSO.

▪	The clinical trial results also demonstrated a favorable safety and tolerability profile for SILENOR™, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance, amnesia or complex sleep behaviors. The most frequently reported adverse events across all of the Phase 3 clinical trials were somnolence, upper respiratory tract infection, sinusitis, nausea and hypertension; of these, somnolence was the only adverse event that was dose-related.
The NDA submission also includes data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of SILENOR™, which were undertaken based on a request from the FDA in May 2006. At that time, the FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the initial NDA submission. The FDA also indicated that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the requested carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
In September 2006, Somaxon completed the genotoxicity studies, and no signal indicative of genotoxicity was found in any of the assays. The company submitted the results to the FDA, and the FDA agreed with the company’s assessment that SILENOR™ does not appear to have genotoxic potential. In February 2007, the FDA indicated that, unless other non-clinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-NDA approval commitment.
In May 2007, Somaxon received correspondence from the FDA which stated that the results of its 26-week transgenic mouse carcinogenicity study of SILENOR™ should be included as part of the initial NDA submission for SILENOR™. As noted above, the company’s initial NDA submission for SILENOR™ included the data from that study. The company continues to plan to submit the results of the standard two-year carcinogenicity study as a post-approval commitment. Somaxon initiated that study, which is a two-year carcinogenicity study in rats, in August 2007 and expects data from the study in the first quarter of 2010.
About Insomnia
Approximately 70 million American adults are affected by insomnia — characterized by difficulty falling asleep, waking frequently during the night, waking too early and not being able to return to sleep, or waking up not feeling refreshed.
Results from a 2005 National Sleep Foundation Sleep in America poll reported that respondents experienced the following insomnia symptoms:
▪	54% experience insomnia symptoms every night or a few nights a week,

▪	32% awake often during the night (sleep maintenance),

▪	21% wake up too early and cannot get back to sleep (premature final awakening), and

▪	21% have difficulty falling asleep (sleep onset).
Studies estimate that 20% to 40% of all adults complain of acute, or transient, insomnia, generally defined as a complaint lasting several days up to a couple of weeks, while 10% to 15% complain of chronic insomnia, generally defined as a complaint lasting approximately four weeks or longer.
The negative health consequences of insomnia are becoming better understood. Studies have shown that insomnia lasting more than four weeks is associated with a wide range of adverse conditions, including mood disturbances, depression, difficulties with concentration and memory, and certain cardiovascular, pulmonary and gastrointestinal disorders. Chronic sleep deprivation has also been associated with an increased risk of diabetes and obesity. One study showed that when normal sleep was restricted by as little as two hours per night across two weeks, the affected person experienced a significant decrease in cognitive function that resulted in reaction time and other performance measures resembling those of a person who stayed up for 48 hours straight.
About SILENOR™
SILENOR™ is a low-dose (1 mg, 3 mg, 6 mg) oral tablet formulation of doxepin hydrochloride that is patent protected for use in insomnia. Doxepin has been prescribed for more than 35 years for the treatment of depression and anxiety at dosages typically ranging from 75 mg to 300 mg per day. At these higher doses used for these indications, doxepin is known to have a range of undesirable side effects, including anticholinergic and next-day residual effects. However, based upon the controlled clinical trials of SILENOR™ completed by Somaxon, the company believes that SILENOR™ will be well tolerated by patients. In addition, the FDA has indicated that it will recommend that SILENOR™ not be scheduled as a controlled substance.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential approval of the NDA for SILENOR™, the interpretation of the results of Somaxon’s non-clinical studies and the FDA’s agreement therewith, and the FDA’s agreement that Somaxon may complete and submit the results of its two-year carcinogenicity study of SILENOR™ as a post-approval commitment are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of SILENOR™; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the potential for SILENOR™ to receive regulatory approval for one or more indications and with a label that is consistent with Somaxon’s patent protection on a timely basis or at all; the timing and results of non-clinical studies for SILENOR™, and the FDA’s agreement with Somaxon’s interpretation of such results; the potential to enter into and the terms of any strategic transaction relating to SILENOR™; the scope, validity and duration of patent protection and other intellectual property rights for SILENOR™; Somaxon’s ability to have such patent protection provide exclusivity for SILENOR™; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; unexpected findings relating to SILENOR™ that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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